ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-189888 Dated May 28, 2014
Royal Bank of Canada Lookback Step Performance Securities
Linked to the EURO STOXX 50® Index due on or about June 22, 2017
Investment Description
Lookback Step Performance Securities are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of the EURO STOXX 50® Index (the “Index”) (each, a “Security” and collectively, the “Securities”). If the Index Return is zero or positive, Royal Bank of Canada will repay the principal amount at maturity plus pay a return equal to the product of (i) your principal amount multiplied by (ii) the greater of (a) the Step Return and (b) the Index Return. The Step Return will be set on the Trade Date, and is expected to be between 13% and 17%. If the Index Return is negative, Royal Bank of Canada will pay you less than the full principal amount at maturity if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Index over the term of the Securities, and you may lose up to 100% of your initial investment. The Index Return measures the performance of the Index from the Index Starting Level, which is the lowest Index Closing Level during the Lookback Period, to the Index Ending Level, which is the Index Closing Level on the Final Valuation Date, each as determined by the calculation agent. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose some or all of your principal amount. The Securities will not be listed on any securities exchange. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1
❑        Participation in Positive Index Returns with Step Return Feature: — If the Index Return is zero or positive, Royal Bank of Canada will repay the principal amount of the Securities at maturity and pay a return equal to the greater of the Index Return and the Step Return of between 13% and 17% (to be determined on the Trade Date). If the Index Return is negative, investors will be exposed to the decline in the Index at maturity.

❑        Full Downside Market Exposure: — If the Index Return is negative, investors will be exposed to the full downside performance of the Index, and we will pay less than the full principal amount at maturity, resulting in a loss of principal to investors that is proportionate to the negative Index Return.  Accordingly, you may lose some or all of your principal amount.

❑        Lookback Feature: — The Index Starting Level used in calculating the Index Return will be the lowest Index Closing Level during the Lookback Period, which consists of each trading day from and including the Trade Date to and including August 15, 2014, upon which no market disruption event has occurred.  The Index Starting Level will be determined at the end of the Lookback Period, but in no event will the Index Starting Level be greater than the Index Closing Level on the Trade Date.

Trade Date1                             June 16, 2014
Settlement Date1                      June 19, 2014
Lookback Period                      June 16, 2014 –
                                                August 15, 2014
Final Valuation Date2               June 16, 2017
Maturity Date2                          June 22, 2017
1       Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.
2       Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-EI-STEPS.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE THE FULL DOWNSIDE MARKET RISK OF THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-EI-STEPS BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering
We are offering Lookback Step Performance Securities Linked to the EURO STOXX 50® Index.  The return on the principal amount will depend upon the performance of the Index.  The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below. The Step Return for the Securities will be determined on the Trade Date, and the Index Starting Level will be determined at the end of the Lookback Period.

Underlying Index	Step Return	CUSIP	ISIN
EURO STOXX 50® Index (SX5E)	13.00% to 17.00%	78011Q493	US78011Q4938

See “Additional Information About Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated July 23, 2013, the prospectus supplement dated July 23, 2013, product prospectus supplement no. UBS-EI-STEPS dated December 3, 2013 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-EI-STEPS.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the EURO STOXX 50® Index	h	$10.00	h	$0.25	h	$9.75

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.25 per $10 principal amount of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 11 of this free writing prospectus.

The initial estimated value of the Securities as of the date of this document is $9.5438 per $10 in principal amount, which is less than the price to public. The pricing supplement relating to the Securities will set forth our estimate of the initial value of the Securities as of the Trade Date, which will not be less than $9.3438 per $10 in principal amount. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under ‘‘Key Risks’’ beginning on page 5, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 11 and “Structuring the Securities” on page 11 of this free writing prospectus.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-EI-STEPS and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23 2013, relating to our senior global medium-term notes. Series F, of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-EI-STEPS dated December 3, 2013.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-EI-STEPS, as the Securities involve risks not associated with conventional debt securities.

If the terms of the prospectus, prospectus supplement and product prospectus supplement no. UBS-EI-STEPS are inconsistent with the terms discussed herein, the terms discussed in this free writing prospectus will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-EI-STEPS dated December 3, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913006850/o122130424b5.htm

♦	Prospectus supplement dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

♦	Prospectus dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate the loss of all or a substantial portion of the principal amount of the Securities and are willing to make an investment that has the full downside market risk of a hypothetical investment in the Index.

♦     You believe the level of the Index will appreciate over the term of the Securities.

♦     You would be willing to invest in the Securities if the Step Return was set equal to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Step Return will be determined on the Trade Date).

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦     You do not seek current income from your investment and are willing to forgo dividends paid on the Index stocks.

♦     You are willing to hold the Securities to maturity, and accept that there may be little or no secondary market for the Securities.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You require an investment designed to provide a full return of principal at maturity.

♦     You cannot tolerate the loss of all or a substantial portion of the principal amount of the Securities, and you are not willing to make an investment that has the full downside market risk of a hypothetical investment in the Index.

♦     You believe that the level of the Index will decline over the term of the Securities.

♦     You would be unwilling to invest in the Securities if the Step Return was set equal to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Step Return will be determined on the Trade Date).

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦     You seek current income from this investment or prefer to receive the dividends paid on the Index stocks.

♦     You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦     You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-EI-STEPS for risks related to an investment in the Securities.

Indicative Terms of the Securities1
Issuer:	Royal Bank of Canada

Issue Price:	$10 per Security (subject to a minimum purchase of 100 Securities).

Principal Amount:	$10 per Security.

Term2:	Approximately three years

Index:	EURO STOXX 50® Index

Step Return:	13.00% to 17.00% (to be determined on the Trade Date)

Payment at Maturity (per $10 Security):
If the Index Return is zero or positive, Royal Bank of Canada will pay you :

$10 + ($10 x the greater of (i) Index Return and (ii) Step Return)

If the Index Return is negative, Royal Bank of Canada will pay you:

$10 + ($10 x Index Return)

In this scenario, you will lose some or all of the principal amount of the Securities in an amount proportionate to the negative Index Return.

Index Return:	Index Ending Level – Index Starting Level Index Starting Level

Index Starting Level:
The lowest Index Closing Level during the Lookback Period.  The Index Starting Level will be determined at the end of the Lookback Period, but in no event will the Index Starting Level be greater than the Index Closing Level on the Trade Date.

Lookback Period:
The Lookback Period consists of each trading day from and including the Trade Date to and including August 15, 2014 upon which no market disruption event has occurred.  If any calendar day during the Lookback Period including August 15, 2014 is not a trading day or if a market disruption event occurs on any such day, then such day will not be used for determining the Index Starting Level and there will be no extension of the Lookback Period.

Index Ending Level:	The Index Closing Level on the Final Valuation Date.

Investment Timeline
Trade Date:	The Step Return is set.

Lookback Period:	The Index Starting Level is determined at the end of the Lookback Period.

Maturity Date:
The Index Ending Level and Index Return are determined.

If the Index Return is zero or positive, Royal Bank of Canada will pay you a cash payment per $10.00 Security that provides you with your principal amount plus a return equal to the greater of the Index Return and the Step Return, calculated as follows:

$10 + ($10 x the greater of (i) Index Return and (ii) Step Return)

If the Index Return is negative, Royal Bank of Canada will pay you a cash payment that is less than the principal amount of $10.00 per Security, resulting in a loss of principal that is proportionate to the percentage decline in the Index, and equal to:

$10.00 + ($10.00 x Index Return)

In this scenario, you will lose some or all of the principal amount of the Securities, in an amount proportionate to the negative Index Return.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

____________________

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains approximately the same.  The Lookback Period will not be extended..

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in any of the component securities of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-EI-STEPS. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Your Investment in the Securities May Result in a Loss of Principal:  The Securities differ from ordinary debt securities in that Royal Bank of Canada is not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. If the Index Ending Level is less than the Index Starting Level, you will be fully exposed to any negative Index Return and Royal Bank of Canada will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the Index.  Accordingly, you could lose the entire principal amount of the Securities.

♦
The Step Return Applies Only at Maturity:  You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Step Return and the return you realize may be less than the Step Return or the Index Return, even if the level of the Index has increased.  You can receive the full benefit of the Step Return only if you hold your Securities to maturity.

♦	No Interest Payments: Royal Bank of Canada will not pay any interest with respect to the Securities.

♦
Credit Risk of Royal Bank of Canada:  The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity: The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you were able to invest directly in the Index or the securities included in the Index.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBC Capital Markets, LLC, which we refer to as RBCCM, intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
No Dividend Payments or Voting Rights:  Investing in the Securities is not equivalent to investing directly in any of the component securities of the Index. As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities underlying the Index would have.

♦
The Initial Estimated Value of the Securities Will Be Less than the Price to the Public.   The initial estimated value that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the Securities, will be less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time.  If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the level of the Index, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities.  These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set — The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.  Any of our hedging or trading activities prior to or during the Lookback Period could potentially increase the Index Starting Level,  and therefore, could increase the level at which the Index must close on the Final Valuation Date so that investors do not suffer a loss on their principal amount.  The Index Starting Level will be set at the end of the Lookback Period but will not be greater than the Index Closing Level on the Trade Date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Index or the equity securities included in the Index, and therefore, the market value of the Securities.

♦
Changes Affecting the Index: The policies of the index sponsor (STOXX Limited) concerning additions, deletions and substitutions of the stocks included in the Index and the manner in which the index sponsor takes account of certain changes affecting those stocks included in the Index may adversely affect the level of the Index.  The policies of the index sponsor with respect to the calculation of the Index could also adversely affect the level of the Index.  The index sponsor may discontinue or suspend calculation or dissemination of the Index and has no obligation to consider your interests in the Securities when taking any action regarding the Index.  Any such actions could have an adverse effect on the value of the Securities.

♦
Non-U.S. Securities Markets Risks: Because foreign companies or foreign equity securities held by the Index are publicly traded in Europe and are denominated in euro, investments in the Securities involve particular risks. For example, the European securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Specifically, the stocks included in the Index are issued by companies located within the Eurozone, which is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the Index and, consequently, on the value of the Securities.

♦
The Index Return Will Not Be Adjusted For Changes in Exchange Rates Relative to the U.S. Dollar Even Though the Index Constituent Stocks Are Traded in a Foreign Currency and the Securities Are Denominated in U.S. Dollars: The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituent stocks are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada and UBS Impact on Price:  Trading or other transactions by Royal Bank of Canada, UBS and our respective affiliates in the equity securities included in the Index or in futures, options, exchange-traded funds or other derivative products on the equity securities included in the Index may adversely affect the market value of the equity securities underlying the Index, the level of the Index and therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to the level of the Index on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual or expected volatility of the Index;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the equity securities included in the Index;

♦	interest and yield rates in the market generally, as well as in each of the markets of the equity securities included in the Index;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples and Return Table at Maturity

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Index Returns from -100.00% to +100.00% and assume a hypothetical Index Starting Level of 1,000 and a hypothetical Step Return of 15%. The actual Index Starting Level will be determined at the end of the Lookback Period, and the actual Step Return will be set on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Index Ending Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals.

Example 1 – On the Final Valuation Date, the Index closes 30% above the Index Starting Level. Because the Index Return is positive and the Index Return of 30% is greater than the hypothetical Step Return of 15%, Royal Bank of Canada will pay you a payment of $13.00 at maturity, calculated as follows:

$10 + ($10 x the greater of (i) 30% and (ii) 15%) = $10 + $3.00 = $13.00

Example 2 – On the Final Valuation Date, the Index closes 10% above the Index Starting Level. Because the Index Return is positive and the Index Return of 10% is less than the hypothetical Step Return of 15%, Royal Bank of Canada will pay you a payment of $11.50 at maturity, calculated as follows:

$10 + ($10 x the greater of (i) 10% and (ii) 15%) = $10 + $1.50 = $11.50

Example 3 – On the Final Valuation Date, the Index closes 40% below the Index Starting Level.  Because the Index Return is negative, Royal Bank of Canada will pay you at maturity a cash payment of $6 per $10 principal amount Security (a 40% loss on the principal amount), calculated as follows:

$10 + ($10 x -40%) = $10 - $4 = $6

Hypothetical Index Ending Level	Hypothetical Index Return1	Hypothetical Payment at Maturity ($)	Hypothetical Total Return on Securities (%)2
2,000.00	100.00%	$20.00	100.00%
1,750.00	75.00%	$17.50	75.00%
1,500.00	50.00%	$15.00	50.00%
1,400.00	40.00%	$14.00	40.00%
1,300.00	30.00%	$13.00	30.00%
1,200.00	20.00%	$12.00	20.00%
1,140.00	15.00%	$11.50	15.00%
1,100.00	10.00%	$11.50	15.00%
1,050.00	5.00%	$11.50	15.00%
1,020.00	2.00%	$11.50	15.00%
1,000.00	0.00%	$11.50	15.00%
950.00	-5.00%	$9.50	-5.00%
900.00	-10.00%	$9.00	-10.00%
800.00	-20.00%	$8.00	-20.00%
750.00	-25.00%	$7.50	-25.00%
700.00	-30.00%	$7.00	-30.00%
600.00	-40.00%	$6.00	-40.00%
500.00	-50.00%	$5.00	-50.00%
250.00	-75.00%	$2.50	-75.00%
0.00	-100.00%	$0.00	-100.00%

1 The Index Return excludes any cash dividend payments.
2 The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security.

What Are the Tax Consequences of the Securities?

U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described herein as a pre-paid cash-settled derivative contract in respect of the Index for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.  Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-28 in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

The EURO STOXX 50® Index

We have derived all information contained in this free writing prospectus regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available sources. The information reflects the policies of, and is subject to change by, the Index sponsor. The Index sponsor, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed under the heading “General Terms of the Securities — Discontinuation of the Index; Alteration of Method of Calculation” on page PS-23 of the product prospectus supplement UBS-EI-STEPS.  None of us, UBS or RBCCM accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index was created by STOXX, a joint venture between Deutsche Börse AG and SIX Group AG.  Publication of the Index began in February 1998, based on an initial Index level of 1,000 at December 31, 1991.

Composition and Maintenance. The Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The composition of the Index is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced on the first trading day in September.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the Index are made to ensure that the Index includes the 50 market sector leaders from within the Index.

The free float factors for each component stock used to calculate the Index, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The Index is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the Index composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

Calculation of the Index. The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the Index value can be expressed as follows:

Index =	Free float market capitalization of the index	x 1,000
Adjusted base date market capitalization of the index

The “free float market capitalization of the Index” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the Index is being calculated.

The Index is also subject to a divisor, which is adjusted to maintain the continuity of the Index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

License Agreement

We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the Index) in connection with certain securities, including the Securities offered hereby.

The license agreement between us and STOXX requires that the following language be stated in this document:

STOXX has no relationship to us, other than the licensing of the Index and the related trademarks for use in connection with the Securities.  STOXX does not:

•	sponsor, endorse, sell, or promote the Securities;

•	recommend that any person invest in the Securities offered hereby or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Securities;

•	have any responsibility or liability for the administration, management, or marketing of the Securities; or

•	consider the needs of the Securities or the holders of the Securities in determining, composing, or calculating the Index, or have any obligation to do so.

STOXX will not have any liability in connection with the Securities.  Specifically:

•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

•	the results to be obtained by the Securities, the holders of the Securities or any other person in connection with the use of the Index and the data included in the Index;

•	the accuracy or completeness of the Index and its data;

•	the merchantability and the fitness for a particular purpose or use of the Index and its data;

•	STOXX will have no liability for any errors, omissions, or interruptions in the Index or its data; and

•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Securities or any other third parties.

Historical Information

The following table sets forth the quarterly high, low and period-end closing levels of the Index, as reported by Bloomberg Financial Markets.  The closing level of the Index on May 22, 2014 was 3,187.63. The historical values of the Index should not be taken as an indication of future performance. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2008	3/31/2008	4,339.23	3,431.82	3,628.06
4/1/2008	6/30/2008	3,882.28	3,340.27	3,352.81
7/1/2008	9/30/2008	3,445.66	3,000.83	3,038.20
10/1/2008	12/31/2008	3,113.82	2,165.91	2,451.48
1/1/2009	3/31/2009	2,578.43	1,809.98	2,071.13
4/1/2009	6/30/2009	2,537.35	2,097.57	2,401.69
7/1/2009	9/30/2009	2,899.12	2,281.47	2,872.63
10/1/2009	12/31/2009	2,992.08	2,712.30	2,966.24
1/1/2010	3/31/2010	3,017.85	2,631.64	2,931.16
4/1/2010	6/30/2010	3,012.65	2,488.50	2,573.32
7/1/2010	9/30/2010	2,827.27	2,507.83	2,747.90
10/1/2010	12/31/2010	2,890.64	2,650.99	2,807.04
1/1/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/1/2011	12/31/2011	2,476.92	2,090.25	2,316.55
1/1/2012	3/31/2012	2,608.42	2,286.45	2,477.28
4/1/2012	6/30/2012	2,501.18	2,068.66	2,264.72
7/1/2012	9/30/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,626.85
1/1/2013	3/31/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	5/22/204	3,230.33	3,091.52	3,187.63

*
As of the date of this free writing prospectus, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through May 22, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of the Index from May 22, 2008 to May 22, 2014, assuming an Index Starting Level of 3,187.63, which was the closing level of the Index on May 22, 2014 (the actual Index Starting Level will be determined at the end of the Lookback Period).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P.  We have not independently investigated the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

The price to the public for all purchases of Securities is $10.00 per Security. UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Securities.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-14 of the accompanying product prospectus supplement no. UBS EI-STEPS.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs.  If so specified in the pricing supplement related to the Securities, for a period of approximately twelve months after the issue date of the Securities, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the Index.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than a secondary market rate is a factor that is likely to result in a higher initial estimated value of the Securities at the time their terms are set than if a secondary market rate was used. Unlike the estimated value included on the cover of this document or in the final pricing supplement relating to the Securities, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you.  The initial offering price of the Securities also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Securities on the Trade Date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Will Be Less than the Price to the Public” above.

Terms Incorporated in Master Note

The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-EI-STEPS dated December 3, 2013 under the caption “General Terms of the Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.